EXHIBIT 23.01

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

XLI Technologies, Inc. (fka Mineria Y Exploraciones Olympia Inc)

As independent registered public accountants, we hereby consent to the use of our report dated January 6, 2016, with respect to the financial statements of Bosch International LLC, in its Form S-1 to be filed on or about March 31, 2016 relating to the registration of 21,457,949 shares of common stock. We also consent to the reference of our firm under the caption "interests of name experts and counsel" in the registration statement.

/s/ Sadler Gibb, LLC

Salt Lake City, UT

March 31, 2016